Jushi Holdings Inc. Announces Voting Results of Annual Shareholders’ Meeting

BOCA RATON, Fla., June 3, 2025 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Corporation”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, announced the voting results of the annual general meeting (the “Meeting”) of shareholders of the Corporation (“Shareholders”) that was held today as follows:

1.Fixing the Number of Directors
The number of directors of the Corporation was set at five.

For	Against	Broker Non-Votes
84,212,913 (98.595%)	1,199,686 (1.405%)	0

2.Election of the Nominated Directors
All five nominees set forth in the proxy statement of the Corporation dated April 23, 2025, were elected as directors of the Corporation by ordinary resolutions passed by a vote in respect to each nominee as follows:

Director	Number and percentage of Subordinate Voting Shares (the “Shares”) represented in person or by proxy and entitled to vote at the Meeting that were voted FOR	Number and percentage of Shares represented in person or by proxy and entitled to vote at the Meeting that were WITHHELD from voting	Broker Non-Votes
James A. Cacioppo	41,857,327 (80.639%)	10,049,782 (19.361%)	33,505,490
Benjamin Cross	42,123,565 (81.152%)	9,783,544 (18.848%)	33,505,490
Stephen Monroe	42,105,515 (81.117%)	9,801,594 (18.883%)	33,505,490
Marina Hahn	51,503,280 (99.222%)	403,829 (0.778%)	33,505,490
Billy Wafford	51,472,616 (99.163%)	434,493 (0.837%)	33,505,490

3.Appointment of Macias Gini & O’Connell LLP as Auditor
Macias Gini & O’Connell LLP was appointed as auditors for the Corporation, to hold office until the next annual meeting of Shareholders of the Corporation, and the directors of the Corporation are authorized to fix the auditors’ remuneration and set the terms of engagement.

For	Withhold	Broker Non-Votes
84,375,191 (98.785%)	1,037,408 (1.215%)	0

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.
For further information, please contact:
Jushi Investor Relations
561-617-9100
investors@jushico.com